EXHIBIT 99.1

LAKELAND FINANCIAL CORPORATION

401(k) PLAN

FINANCIAL STATEMENTS

December 31, 2008 and 2007

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

Warsaw, Indiana

FINANCIAL STATEMENTS

December 31, 2008 and 2007

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	2

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	3

NOTES TO FINANCIAL STATEMENTS	4

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)	11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Plan Administrators

Lakeland Financial Corporation

401(k) Plan

Warsaw, Indiana

We have audited the accompanying statements of net assets available for benefits of Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year), is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2008 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2008 basic financial statements taken as a whole.

Crowe Horwath LLC

South Bend, Indiana

May 20, 2009

1.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2008 and 2007

	2008	2007
ASSETS

Investments, at fair value (Note 4)	$ 27,223,724	$ 29,556,679

Receivables
Accrued income	585	771
Employer contributions	538,092	-
Other	705,032	72,368
Total receivables	1,243,709	73,139

Total assets	28,467,433	29,629,818

LIABILITIES

Payable for investments purchased but not received	-	148,936

NET ASSETS AVAILABLE FOR BENEFITS	$ 28,467,433	$ 29,480,882

See accompanying notes to financial statements.

2.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year ended December 31, 2008

Additions to net assets attributed to:
Investment income
Net depreciation in fair value of investments (Note 4)	$ (1,844,566)
Interest	54,437
Dividends	879,765
(910,364)

Contributions
Employer	1,023,704
Participants	1,440,072
Rollovers	14,843
2,478,619

Total additions	1,568,255

Deductions from net assets attributed to:
Benefits paid directly to participants or their beneficiaries	2,580,520
Administrative expenses	1,184

Total deductions	2,581,704

Net decrease	(1,013,449)

Net assets available for benefits beginning of year	29,480,882

End of year	$ 28,467,433

See accompanying notes to financial statements.

3.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation (“LFC”) and its subsidiary, Lake City Bank (collectively, “employer”). An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 18 and completion of one month of service.

The Plan was originally adopted December 13, 1983 and has been amended. Effective October 10, 2000, the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Effective January 1, 2001, the Plan was further amended. The provisions of the amended Plan state the matching contributions shall be allocated to participants who have completed at least one hour of service during the Plan year. Effective January 1, 2003, the Plan was further amended. The January 1, 2003 amendment states that employees become eligible to participate in the Plan following attainment of age 18 and completion of one month of service. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of 25 funds, or investment options, one of which is invested primarily in LFC common stock. Twelve of the funds are “Fidelity Freedom” funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The “Artisan Mid Cap Fund”, “Royce Low Priced Stock Fund”, “Allianz NFJ Dividend Value”, “Fidelity Contrafund”, “Fidelity Value Fund”, “Fidelity Capital Appreciation Fund”, “Fidelity Small Cap Stock Fund” and “Fidelity Spartan US Equity Index Fund” are invested primarily in common and preferred stock. The “Fidelity US Bond Index Fund” is invested primarily in fixed income securities. The “Fidelity Retirement Money Market Fund” is invested primarily in short-term fixed income investments having maturities of one year or less, and the “Fidelity Diversified International Fund” and Fidelity Emerging Markets Fund” are invested primarily in foreign common stocks. A participant’s salary redirection is invested in any of the funds offered at the participant’s discretion. Employer matching contributions are invested in the same funds as the participant’s salary redirection.

(Continued)

4.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1 - DESCRIPTION OF PLAN (Continued)

Participant Accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the employer’s contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Contributions: The Plan provides that participants may make voluntary pre-tax contributions to the Plan in amounts equal to the maximum amount allowable under the Internal Revenue Code ($15,500 in 2008). Each year the employer may set a matching percentage of up to 6% of a participant’s compensation, as well as make discretionary contributions. For 2008, the matching percentage was set at 100% of the first 6% of compensation an employee contributes to the Plan as a voluntary pre-tax contribution. In addition, no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Employer contributions vest according to a five-year graded schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in the account. For distributions of LFC common stock, distributions are made in stock or cash at the participant’s option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to accounting principles generally accepted in the United States of America. The financial statements are prepared using the accrual basis.

(Continued)

5.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. In October 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption of these standards as of January 1, 2008 was not material to the Plan’s net assets available for benefits.

In April 2009, the FASB issued Staff Position (FSP) No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. The FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The FSP also requires increased disclosures. This FSP is effective for annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Plan management does not expect the adoption to have a material effect on the Plan's net assets available for benefits or changes therein.

Investments Valuation and Income Recognition: The Plan’s investments are reported at fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

FAS 157 defines fair value as the price that would be received by the Plan for an asset or paid by the Plan to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date in the Plan’s principal or most advantageous market for the asset or liability. FAS 157 establishes a fair value hierarchy which requires the Plan to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy places the highest priority on unadjusted quoted market prices in active markets for identical assets or liabilities (level 1 measurements) and gives the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs within the fair value hierarchy are defined as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan has the ability to access as of the measurement date.

6.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In many cases, a valuation technique used to measure fair value includes inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

The fair values of Company common stock and mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (level 1 inputs). Investments measured at fair value on a recurring basis are summarized below:

Fair Value Measurements
at December 31, 2008 Using
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

Participant-Directed Investments	$ 27,223,724	$ -	$ -

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.

Administrative Expenses: Trustee expenses have been waived by Lake City Bank, the Plan Trustee.

Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the plan administrator to make estimates and

7.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.

Concentration of Credit Risk: At December 31, 2008 and 2007, the majority of the Plan's assets were invested in LFC common stock.

Risk and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds and stocks. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participant’s individual account balances.

NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.

NOTE 4 – INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets.

December 31,
2008	2007
LFC common stock, 727,857 and
848,443 shares, respectively	$17,337,554	$17,732,459

Fidelity Retirement Money Market,
2,330,844 and 1,459,161 shares, respectively	2,330,844	1,459,161

The following table presents the net appreciation (depreciation) (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2008.

8.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 4 – INVESTMENTS (Continued)

Mutual funds	$ (3,746,596)
LFC common stock	1,902,030

$ (1,844,566)

All of the Plan's investments are uninsured.

NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. At December 31, 2008 and 2007, certain investments of the Plan are shares of mutual funds offered by Fidelity Investments. Fidelity Management Trust Company is the Plan trustee and, therefore, these transactions and the payment of trustee fees to Fidelity qualify as party-in-interest transactions. Fees paid by the Plan to Fidelity for accounting services amounted to $1,184 for the year ended December 31, 2008. The Plan also invests in shares of common stock issued by Lakeland Financial Corporation, which qualifies as a party-in-interest investment.

During 2008, the Plan purchased 582,281 shares of Lakeland Financial Corporation common stock at a cost ranging from $17.91 to $24.60 per share. In 2008, the Plan sold 655,468 shares of Lakeland Financial Corporation common stock at a sales price ranging from $18.24 to $25.14 per share and distributed 47,399 shares of common stock to employees due to termination or retirement. Cash dividends of $493,523 were paid to the Plan by Lakeland Financial Corporation for 2008.

At December 31, 2008 and 2007, the Plan held the following related party investments (at estimated fair value):

2008:

Lakeland Financial Corporation common stock – 727,857 shares	$17,337,554

2007:

Lakeland Financial Corporation common stock – 848,443 shares	$17,732,459

9.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 6 - TAX STATUS

The Plan was established using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service has ruled in a letter dated December 5, 2001, that the prototype plan, as then designed, qualifies under Section 401 of the Internal Revenue Code (IRC) and was, therefore, exempt from taxation. The Plan has been amended from the original prototype document. However, the plan administrator believes that the Plan is being operated in compliance with applicable requirements of the IRC.

NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan and requested a distribution prior to year-end. Amounts allocated to these participants were approximately $17,177and $667,895 at December 31, 2008 and 2007.

10.

SUPPLEMENTAL SCHEDULE

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2008

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification:	Number: 35-1559596
Three-digit Plan Number:	004

		(C)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

	Mutual funds:
*	Fidelity Investments	Retirement Money Market
		2,330,844 units		$ 2,330,844

	Allianz Global Investors	Allianz NFJ Dividend Value
		34,025 units		329,017

	Artisan Partners	Artisan Mid Cap Fund
		14,618 units		248,652

	Royce Funds	Royce Low Price Stock Fund
		44,986 units		412,072

*	Fidelity Investments	Fidelity Contrafund
		16,473 units		745,554

*	Fidelity Investments	Fidelity Value Fund
		7,608 units		303,265

*	Fidelity Investments	Fidelity Capital
		Appreciation Fund
		27,787 units		437,093

*	Fidelity Investments	Fidelity Emerging Markets
		7,817 units		101,539

*	Fidelity Investments	Fidelity Diversified
		International Fund
		26,714 units		574,617

*	Fidelity Investments	Fidelity Small Cap Stock Fund
		21,832 units		213,954

(Continued)

11.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2008

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification:	Number: 35-1559596
Three-digit Plan Number:	004

		(C)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

*	Fidelity Investments	Fidelity Freedom Income
		2,874 units		$ 27,476

*	Fidelity Investments	Fidelity Freedom 2000
		714 units		7,175

*	Fidelity Investments	Fidelity Freedom 2010
		22,191 units		229,900

*	Fidelity Investments	Fidelity Freedom 2020
		84,999 units		854,236

*	Fidelity Investments	Fidelity Freedom 2030
		21,936 units		214,097

*	Fidelity Investments	Fidelity Spartan US Equity Index
		8,825 units		281,522

*	Fidelity Investments	Fidelity US Bond Index
		79,564 units		858,495

*	Fidelity Investments	Fidelity Freedom 2040
		50,400 units		281,734

*	Fidelity Investments	Fidelity Freedom 2005
		29 units		246

*	Fidelity Investments	Fidelity Freedom 2015
		62,626 units		536,079

*	Fidelity Investments	Fidelity Freedom 2025
		38,863 units		319,840

(Continued)

12.

LAKELAND FINANCIAL CORPORATION 401(k) PLAN

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2008

Name of Plan Sponsor:	Lakeland Financial Corporation
Employer Identification:	Number: 35-1559596
Three-digit Plan Number:	004

(C)
Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)(1)	Current
(a)	Lessor, or Similar Party	Par or Maturity Value	Cost	Value

*	Fidelity Investments	Fidelity Freedom 2035
		32,556 units		$ 261,424

*	Fidelity Investments	Fidelity Freedom 2045
		4,697 units		30,905

*	Fidelity Investments	Fidelity Freedom 2050
		2,286 units		14,765
9,614,501

*	Lakeland Financial	Common Stock
	Corporation	727,857 shares		17,337,554

*	Fidelity Investments	Interest Bearing Cash
		271,669 units		271,669

$ 27,223,724

*	Denotes party-in-interest
(1)	Cost is not presented as all investments are participant directed investments.

13.